Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR NOVEMBER

Dallas, Texas, November 5, 2013 – U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.36308 per unit, payable on November 29, 2013, to unit holders of record on November 15, 2013. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for August 2013 and the gas production for July 2013. Preliminary production volumes are approximately 37,193 barrels of oil and 527,666 Mcf of gas. Preliminary prices are approximately $101.68 per barrel of oil and $3.79 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	37,193	527,666	$101.68	$3.79
Prior Month	41,164	517,682	$99.19	$3.96

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of October, approximately $1,209,000 of revenue received will be posted in the following month of November in addition to normal receipts during November. Since the close of business in October and prior to this press release, approximately $1,258,000 in revenue has been received.

Approximately $689,000 for 2013 Ad Valorem taxes was deducted from this month’s distribution as compared to $909,000 in November 2012. These payments are normal expenditures at this time of year.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth
Toll Free – 800.365.6541